Exhibit 10.3

EMPLOYMENT AGREEMENT

                 THIS EMPLOYMENT AGREEMENT ("Agreement") effective as of the 28th day of February, 2002, by and between William A. Mathies ("Mr. Mathies") and Sun Health Specialty Services, Inc., a New Mexico corporation ("SHSS").

                WHEREAS, SHSS is a wholly owned subsidiary of SunBridge Healthcare Corporation ("SunBridge" or "Company") which is a wholly owned subsidiary of Sun Healthcare Group, Inc. ("SHG");

                WHEREAS, SunBridge and other direct and indirect subsidiaries of SHG (referred to herein as "the other LTC subsidiaries") provide inpatient services throughout the United States, in many instances under the "SunBridge" trade name;

                WHEREAS, SHSS has Services Agreements with SHG and the other LTC subsidiaries to provide employees to SHG, SunBridge and the other LTC subsidiaries;

                WHEREAS, pursuant to the aforementioned Services Agreements, SHSS has agreed to provide the services of Mr. Mathies to SHG, SunBridge and the other LTC subsidiaries;

                WHEREAS, SHSS and Mr. Mathies desire to set forth the terms and conditions of Mr. Mathies’ employment as President of SunBridge and the other LTC subsidiaries in an employment agreement, and Mr. Mathies is willing to perform such services for SunBridge and the other LTC subsidiaries under the terms and conditions set forth below;

               NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Mr. Mathies and SHSS agree as follows:

Section 1:   Employment. SHSS agrees to employ Mr. Mathies and Mr. Mathies agrees to accept employment with SHSS, subject to the terms and conditions of this Agreement.

Section 2:   Duties and Responsibilities. Mr. Mathies shall devote his full employment time, efforts, skills and attention exclusively to advancing and rendering profitable the business interests of SunBridge, and the other LTC subsidiaries by serving as President thereof.

Section 3:   Compensation, Benefits and Related Matters.

          (a)   Annual Base Salary. SHSS shall pay to Mr. Mathies a base salary at an annual rate of $400,000 ("Base Salary"), such salary to be payable in accordance with SHSS’s customary payroll practices (but not less frequently than monthly). The annual base salary will be reviewed at least annually for possible merit increases and any increase in Mr. Mathies’ annual base salary rate shall thereafter constitute "Base Salary" for purposes of this Agreement.

          (b)   Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, Mr. Mathies shall be entitled to an annual bonus for each fiscal year in which SHG achieves or exceeds consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") targets as follows:

                (1)   If EBITDA is equal to or greater than 100% of target but less than 120% of target, Mr. Mathies shall receive an annual bonus equal to 50% of Base Salary earned during such fiscal year.

                (2)   If EBITDA is equal to or greater than 120% of target but less than 140% of target, Mr. Mathies shall receive an annual bonus equal to 75% of Base Salary earned during such fiscal year.

                (3)   If EBITDA is equal to or greater than 140% of target, Mr. Mathies shall receive an annual bonus equal to 100% of Base Salary earned during such fiscal year.

                The EBITDA target fiscal year 2002 is set forth in SHG’s April 6, 2001 Five Year Business Plan (FY 02: $74.9 million). Bonus targets for subsequent years shall be set by the Compensation Committee of the Board of Directors of SHG, which may use as performance measurements, EBITDA, return on capital, gross revenues or any combination of such factors. Such bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel providing services to SunBridge. In order to have fully earned and to be paid any such bonus, Mr. Mathies must be employed by SHSS on the date of such payment. It is intended that the bonus described in this Section 3(b) qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code, to the extent necessary to preserve the Company’s ability to deduct such bonus. The maximum annual bonus that may be paid pursuant to this Section 3(b) is $1.2 million.

          (c)   Equity Incentive. Mr. Mathies shall be entitled to the following equity incentive as of the date his employment begins:

                (1)   A non-qualified stock option ("Stock Option") to purchase 100,000 shares of Common Stock of SHG at an exercise price per share equal to the fair market value of the Common Stock. One-fifth of the shares of Common Stock underlying the Stock Option will vest on the later of (x) the date on which the Stock Option is issued or (y) the date on which Sun Healthcare Group, Inc. emerges from Chapter 11 bankruptcy proceedings (the "Initial Vesting Date") and thereafter an additional 20% of the shares of Common Stock underlying the Stock Option will vest on each of the first four anniversaries of the Initial Vesting Date provided Mr. Mathies is employed by SHSS or any other subsidiary of SHG on each such date of vesting. The Stock Option shall have a 7 year term.

               (2)   If, during the Term, Mr. Mathies’ employment with SHSS is terminated for any reason other than his death or Disability (as defined in Section 5(e)), Good Cause (as defined in Section 5(a)) or his voluntary resignation without Good Reason (as defined in Section 5(c)), then the unvested portion of his Stock Options will thereupon immediately be vested.

          (d)   Retirement and Benefit Plans. During the Term, Mr. Mathies shall be entitled to participate in all retirement plans, health benefit programs, insurance programs and other similar employee welfare benefit arrangements available generally to senior executive officers of SHSS providing services to SunBridge from time to time. Such plans, programs and arrangements are subject to change during the Term at the sole discretion of the Company.

          (e)   Paid Time Off. Mr. Mathies shall be entitled to paid time off, in addition to holiday and sick time, of not less than 160 hours per year, in accordance with SunBridge’s policy for paid time off.

          (f)   Indemnification Liability/Insurance. Mr. Mathies shall be entitled to indemnification by SunBridge and/or SHSS to the fullest extent permitted by applicable law and the charter and by laws of SunBridge and/or SHSS. In addition, SunBridge shall maintain during Mr. Mathies’ employment customary director’s and officers’ liability insurance and Mr. Mathies shall be covered by such insurance.

          (g)   Taxes. All compensation payable to Mr. Mathies shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

Section 4:   Travel and Housing. SunBridge will relocate the principal executive offices for SunBridge’s senior management team to Orange County, California. Such relocation shall be completed within a reasonable time upon location of acceptable office space. Reasonable out-of-pocket costs related to relocation of Mr. Mathies’ personal residence from Arkansas to Orange County, including, but not limited to selling, buying, packing, moving and transitional storage costs will be reimbursed. Until such relocation is completed, Mr. Mathies shall be entitled to reimbursement for reasonable travel and housing expenses incurred by him in connection with his performance of services pursuant to this Agreement.

Section 5:   Termination. SunBridge and/or SHSS may, at any time in its sole discretion , terminate Mr. Mathies as President and from all other positions with SHG and its direct and indirect subsidiaries; provided, however, that SunBridge and/or SHSS shall provide Mr. Mathies with at least five (5) business days prior written notice of such termination and shall make the payments associated with such termination in accordance with Section 6.

          (a)   Termination by SHSS for "Good Cause." SunBridge and/or SHSS may at any time, by written notice to Mr. Mathies at least five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Mr. Mathies as an officer and employee and from all other positions with SHSS, SunBridge and the other LTC subsidiaries for Good Cause. SunBridge and/or SHSS may relieve Mr. Mathies of his duties and responsibilities pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined below) for purposes of this Agreement. Payment to Mr. Mathies upon a termination for Good Cause is set forth in Section 6(a). "Good Cause" for termination shall mean any one of the following:

                (1)   Any criminal conviction under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Compensation Committee of SHG, renders Mr. Mathies unsuitable as an officer of SunBridge and the other LTC subsidiaries or employee.

               (2)   Mr. Mathies’ continued failure to substantially perform the duties reasonably requested by the Chief Executive Officer ("CEO") of SHG and commensurate with his position as President of SunBridge and the other LTC subsidiaries (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the CEO of SHG, which demand specifically identifies the manner in which the CEO of SHG believes that he has not substantially performed his duties, and which performance is not substantially corrected by him within a mutually agreed upon period of time for performance of such demand; and

               (3)   Any material workplace misconduct or willful failure to comply with SunBridge’s general policies and procedures as they may exist from time to time by Mr. Mathies which, in the good faith determination of the Compensation Committee of SHG, renders Mr. Mathies unsuitable as an officer or employee.

          (b)   Termination by SunBridge without Good Cause. SunBridge and/or SHSS may at any time, by written notice to Mr. Mathies at least five (5) business days prior to date of termination specified in such notice, terminate Mr. Mathies as an officer or employee and from all other positions with SHSS, SunBridge and the other LTC subsidiaries. If such termination is made by SunBridge and/or SHSS other than by reason of Mr. Mathies’ death, Disability (as defined in Section 5(e)) and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Mr. Mathies shall be entitled to payment in accordance with Section 6(b).

          (c)   Termination by Mr. Mathies for Good Reason. Mr. Mathies may, at any time at his option within sixty (60) days following an event or condition that constitutes Good Reason (as defined below), resign for Good Reason as an officer and employee and from all other positions with SHSS, SunBridge and the other LTC subsidiaries by written notice to SunBridge at least thirty (30) days prior to the date of termination specified in such notice; provided, however, that SunBridge and/or SHSS has not substantially corrected the event or condition that would constitute Good Reason prior to the date of termination. Payment to Mr. Mathies upon a termination for Good Reason is set forth in Section 6(b).

               (1)   Good Reason" shall mean the occurrence of any one of the following events or conditions (but only if Mr. Mathies provides a notice of resignation to SunBridge within sixty (60) days following such event or condition):

                       (a)   A meaningful and detrimental reduction, without Mr. Mathies’ written consent, in the nature of his responsibilities or a meaningful and detrimental change in his reporting responsibilities (including being required to report to someone other than Richard K. Matros) or titles;

                       (b)   A reduction of compensation as set forth in Sections 3(a) - 3(c) (collectively the "Compensation"), a reduction of the benefits set forth in Sections 3(d) - 3(f) (collectively, the "Benefits") (other than a reduction of Benefits uniformly applicable to other members of senior management), or failure by SunBridge and/or SHSS to pay to Mr. Mathies any portion of the Compensation or Benefits within seven (7) business days of the date such compensation or other payments and benefits are due; or

                       (c)   (i)   Prior to the date on which the principal executive offices for SunBridge’s senior management team is moved to Orange County, California, a change in Mr. Mathies’ principal work location to a place other than Albuquerque, New Mexico or Orange County, California;

                              (ii)   On and after the date on which the principal executive offices for SunBridge’s senior management team is moved to Orange County, California, a change in Mr. Mathies’ principal work location to a place other than Orange County, California.

          (d)   Voluntary Resignation. Mr. Mathies may, at any time at his option with thirty (30) calendar days written notice to SunBridge, voluntarily resign without Good Reason as an officer and employee and from all positions with SHSS, SunBridge and the other LTC subsidiaries. Payment to Mr. Mathies upon his voluntary resignation without Good Reason is set forth in Section 6(a). Resignation from employment shall automatically constitute resignation from all positions of any subsidiary or affiliated corporation.

          (e)   Death or Disability. Mr. Mathies’ employment under this Agreement shall terminate automatically as of the date of Mr. Mathies’ death. SunBridge and/or SHSS may, at any time by written notice to Mr. Mathies at least five (5) business days prior to the date of termination specified in such notice, terminate Mr. Mathies as an officer and employee and from all other positions with SHSS, SunBridge and the other LTC subsidiaries by reason of his Disability. "Disability" shall mean any physical or mental condition or illness that prevents Mr. Mathies’ from performing his duties hereunder in any material respect for a period of 120 substantially consecutive calendar days, as determined by a physician selected by SunBridge and/or SHSS and reasonably acceptable to Mr. Mathies or, if Mr. Mathies is incapacitated, reasonably acceptable to the Director of Medicine or equivalent senior physician at Hoag Hospital. Payment to Mr. Mathies upon his termination by reason of his death or Disability is set forth in Section 6(a)

Section 6:   Payments Upon Termination.

          (a)   Payment Upon Termination for Good Cause, Resignation without Good Reason, Death or Disability. In the event of termination of his employment pursuant to Sections 5(a), 5(d) or 5(e), Mr. Mathies, or his estate where applicable, shall be paid any earned but unpaid Base Salary through the date of termination and any accrued and unused paid time off through the date of termination. In addition, in the case of a termination of employment pursuant to Sections 5(e), but not Sections 5(a) or 5(d), Mr. Mathies or his estate shall be paid any accrued and unpaid bonus for any prior fiscal year and a pro rata portion (determined by multiplying the bonus compensation he would have earned had he been employed for the full year by a fraction the numerator of which shall be the number of calendar days in the year in which his termination occurs that precede such termination, and the denominator of which shall be the total number of days in such year) of the bonus, if any, for the fiscal year in which the termination occurs. Such bonus, if any, shall be payable at the same time as other annual bonuses are paid to senior management personnel. Mr. Mathies shall also receive his vested benefits in accordance with the terms of SHG’s compensation and benefit plans, and his participation in such plans and all other perquisites shall cease as of the date of termination, except to the extent Mr. Mathies may elect to continue coverage as under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended. Upon a termination under Section 5(a), 5(d) or 5(e), Mr. Mathies shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 6(a).

          (b)   Payment Upon Termination by SunBridge without Good Cause or by Mr. Mathies for Good Reason. In the event of termination of employment pursuant to Sections 5(b) or 5(c), Mr. Mathies shall be entitled to a lump sum severance payment in the amount of two year’s Base Salary or, in the event such termination occurs on or within two years following the date of a Change in Control, three year’s Base Salary. Mr. Mathies shall also be entitled to (i) any earned but unpaid Bonus pursuant to Section 3(b), (ii) an amount equal to the annual bonus compensation which he would have earned for the year in which his termination occurs (determined by using the bonus compensation earned by him in the preceding year), and (iii) payment of any accrued paid time off pursuant to Section 3(e) in accordance with Company policy. Notwithstanding the foregoing, Mr. Mathies’ right to receive the severance payment hereunder shall be conditioned upon his execution of a release in favor of SHG, which shall not be inconsistent with the terms of this Agreement. Mr. Mathies’ participation in any other retirement and benefit plans and perquisites shall cease as of the date of termination, except Mr. Mathies and his eligible dependents (as determined under SHG’s health plan) shall be entitled to continuing coverage under SHG’s health plans on the same basis as active employees until the earlier of (i) the first anniversary of the date of termination or (ii) the date of Mr. Mathies or his eligible dependents become eligible to participate in a plan of a successor employer. A termination of Mr. Mathies’ employment without Good Cause (other than by reason of his death or Disability) within six (6) months preceding a Change in Control shall be treated as if such termination occurred on the date of such Change in Control if it is reasonably demonstrated that the termination was at the request of the third party who has taken steps reasonably calculated to effect such Change in Control or otherwise arose in connection with or in anticipation of such Change in Control.

          (c)   "Change in Control." For purposes of this Section 6, a "Change in Control" shall be deemed to have occurred if any of the following events occurs:

                (1)   Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of SHG (an "Acquiring Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of SHG;

                (2)   A merger or consolidation of SHG with any other corporation, other than a merger or consolidation which would result in the voting securities of SHG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of SHG or surviving entity outstanding immediately after such merger or consolidation;

               (3)   A sale or other disposition by SHG of all or substantially all of SHG’s assets;

               (4)   During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by SHG’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

              provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to SHG ("Chapter 11 Plan"), or a liquidation under the Bankruptcy Code constitute a Change in Control. In addition, notwithstanding Sections 6(c)(1), 6(c)(2), 6(c)(3) and 6(c)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which SHG continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by SHG, or any transaction undertaken for the purpose of reincorporating SHG under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of SHG’s capital stock. Mr. Mathies’ continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder. A Change in Control shall not, by itself, constitute Good Reason hereunder.

Section 7:   Additional Payments.

          (a)   Gross-Up Payments. Notwithstanding anything herein to the contrary, if it is determined that any payment to Mr. Mathies pursuant to this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then Mr. Mathies shall be entitled to an additional payment (a "Gross-Up Payment") in an amount that will place Mr. Mathies in the same after-tax economic position that he would have enjoyed if the Excise Tax had not applied to the payment. The amount of the Gross-Up Payment shall be determined by an accounting firm retained by SHG (the "Accounting Firm") using such formulas as the Accounting Firm deems appropriate. No Gross-Up Payment shall be payable hereunder if the Accounting Firm determines that the payments are not subject to an Excise Tax.

          (b)   Determination of Gross-Up Payment. Subject to the provisions of Section 7(c), all determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the payments constituting parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to SHG and Mr. Mathies within fifteen business days of Mr. Mathies’ date of termination or any other date reasonably requested by SHG or Mr. Mathies on which a determination under Section 7 is necessary or advisable. SHG shall pay to Mr. Mathies the initial Gross-Up Payment within five days of the receipt by Mr. Mathies and SHG of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Mr. Mathies, SHG shall cause the Accounting Firm to provide Mr. Mathies and SHG with an opinion that SHG has substantial authority under the Internal Revenue Code and Regulations not to report an Excise Tax on Mr. Mathies’ federal income tax return. Any determination by the Accounting Firm shall be binding upon Mr. Mathies and SHG. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Mr. Mathies with respect to any payment (hereinafter an "Underpayment"), SHG, after exhausting its remedies under Section 7(c) below, shall promptly pay to Mr. Mathies an additional Gross-Up Payment in respect of the Underpayment.

         (c)   Procedures. Mr. Mathies shall notify SHG in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by SHG of a Gross-Up Payment. Such notice shall be given as soon as practicable after Mr. Mathies knows of such claim and Mr. Mathies shall apprise SHG of the nature of the claim and the date on which the claim is requested to be paid. Mr. Mathies agrees not to pay the claim until the expiration of the thirty-day period following the date on which Mr. Mathies notifies SHG, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If SHG notifies Mr. Mathies in writing prior to the expiration of the Notice Period that it desires to contest the claim, Mr. Mathies shall: (i) give SHG any information reasonably requested by SHG relating to the claim; (ii) take such action in connection with the claim as SHG may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by SHG and reasonably acceptable to Mr. Mathies; (iii) cooperate with SHG in good faith in contesting the claim; and (iv) permit SHG to participate in any proceedings relating to the claim. Mr. Mathies shall permit SHG to control all proceedings related to the claim and, at its option, permit SHG to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by SHG, Mr. Mathies agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as SHG shall determine; provided, however, that if SHG directs Mr. Mathies to pay such claim and pursue a refund, SHG shall advance the amount of such payment to Mr. Mathies on an after-tax and interest-free basis (the "Advance"). SHG’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Mr. Mathies shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority. If SHG does not notify Mr. Mathies in writing prior to the end of the Notice Period of its desire to contest the claim, SHG shall pay to Mr. Mathies an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Mr. Mathies agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

          (d)   Repayments. If, after receipt by Mr. Mathies of an Advance, Mr. Mathies becomes entitled to a refund with respect to the claim to which such Advance relates, Mr. Mathies shall pay SHG the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by Mr. Mathies of an Advance, a determination is made that Mr. Mathies shall not be entitled to any refund with respect to the claim and SHG does not promptly notify Mr. Mathies of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Mr. Mathies and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Mr. Mathies.

          (e)   Further Assurances. SHG shall indemnify Mr. Mathies and hold him harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Mr. Mathies with respect to the exercise by SHG of any of its rights under Section 7, including, without limitation, any Losses related to SHG’s decision to contest a claim or any imputed income to him resulting from any Advance or action taken on Mr. Mathies’ behalf by SHG hereunder. SHG shall pay all legal fees and expenses incurred under Section 7 and shall promptly reimburse Mr. Mathies for the reasonable expenses incurred by him in connection with any actions taken by SHG or required to be taken by Mr. Mathies hereunder. SHG shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 7(b).

Section 8:   Protection of SHG’s Interests.

          (a)   Confidentiality. Mr. Mathies agrees that he will not at any time, during or after the term of this Agreement, except in performance of his obligations to SHG, SunBridge and the other LTC subsidiaries, hereunder or with the prior written consent of the Board of Directors of SHG, directly or indirectly disclose to any person or organization any secret or "Confidential Information" that Mr. Mathies may learn or has learned by reason of his association with SHG. For purposes of all of this Section 8 only, SHG shall also include all of its direct and indirect subsidiaries. The term "Confidential Information" means any information not previously disclosed to the public or to the trade by SHG’s management with respect to SHG’s products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of SHG’s products or lines of business), business plans, prospects or opportunities.

          (b)   Exclusive Property. Mr. Mathies confirms that all Confidential Information is and shall remain the exclusive property of SHG. All business records, papers and documents kept or made by Mr. Mathies relating to the business of SHG shall be and remain the property of SHG. Upon the termination of Mr. Mathies’ employment for any reason or upon the request of SHG at any time, Mr. Mathies shall promptly deliver to SHG, and shall not without the consent of the Board of Directors of SHG, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Mr. Mathies or coming into Mr. Mathies’ possession concerning the business or affairs of SHG.

          (c)   Nonsolicitation. Mr. Mathies shall not, during his employment under this Agreement, and for one (1) year following the termination of this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with SHG or any customer, patient or client of SHG to terminate his or her association or contract with SHG, nor in any manner, directly or indirectly, interfere with the relationship between SHG and any of such persons or entities.

          (d)   Non-Disparagement. Mr. Mathies shall not during his employment under this Agreement and for two years following termination of the Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm SHG or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives. SHG and its officers and directors will not make any statements that are intended to or that would reasonably be expected to harm Mr. Mathies or his reputation or that reflect negatively on Mr. Mathies’ performance, skills or ability.

          (e)   Relief. Without intending to limit the remedies available to SHG, Mr. Mathies acknowledges that a breach of any of the covenants in Section 8 may result in material irreparable injury to SHG for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, SHG shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Mr. Mathies from engaging in activities prohibited by Section 8 or such other relief as may be required to specifically enforce any of the covenants in Section 8.

Section 9:   Miscellaneous Provisions.

          (a)   Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          (b)   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (c)   Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

          (d)   Resolution of Disputes. Any disputes arising under or in connection with this Agreement may, at the election of Mr. Mathies or SHG or SunBridge, be resolved by binding arbitration, to be held in Orange County, California in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, Mr. Mathies and SHG and SunBridge shall mutually select the arbitrator. If Mr. Mathies and SHG and SunBridge cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing herein shall limit the ability of SHG and SunBridge to obtain the injunctive relief described in Section 8(d) pending final resolution of matters that are sent to arbitration.

          (e)   Attorneys’ Fees. SunBridge shall pay or reimburse Mr. Mathies on an after-tax basis for all costs and expenses (including, without limitation, court costs, costs of arbitration and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Mr. Mathies as a result of any claim, action or proceeding (i) contesting or otherwise relating to the existence of Good Cause in the event of Mr. Mathies’ termination of employment during the Term for Good Cause; (ii) enforcing any right, benefit or obligation under this Agreement, or otherwise enforcing the terms of this Agreement or any provision thereof; or (iii) asserting or otherwise relating to the existence of Good Reason in the event of Mr. Mathies’ termination of employment during the Term for Good Reason; provided, however that this provision shall not apply if the relevant trier-of-fact determines that Mr. Mathies’ claim or position was without reasonable foundation.

          (f)   Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

          (g)   Notice. For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

To SunBridge:

Attention: General Counsel
101 Sun Avenue N.E.
Albuquerque, New Mexico 87109

To Mr. Mathies:

William A. Mathies
101 Sun Avenue N.E.
Albuquerque, New Mexico 87109

     The parties hereto have executed this Agreement as of the date first above written.

/s/                                                                                  ____________
William A. Mathies                                                         Date

SUN HEALTH SPECIALTY SERVICES, INC.

By_______________________________                    ____________
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Its_______________________________